UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2008

SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16499 (Commission File Number)	54-1746596 (I.R.S. Employer Identification No.)

7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

(703) 273-7500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 23, 2008, Sunrise Senior Living, Inc. (“Sunrise” or the “Company”) entered into an amendment of its bank credit facility with Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, Wachovia Bank, National Association, LaSalle Bank National Association, HSBC Bank USA, N.A., Manufacturers and Traders Trust Company, PNC Bank, National Association, Chevy Chase Bank, F.S.B., Farmers & Mechanics Bank and First Horizon Bank, that matures on December 2, 2009. This amendment, among other things:

•	permanently reduced the maximum principal amount available under the Bank Credit Facility to $160.0 million; and

•
waived compliance with financial covenants in the Bank Credit Facility for the year ended December 31, 2007 and for the fiscal quarters ended March 31, 2008 and June 30, 2008, and waived compliance with the leverage ratio and fixed charge coverage ratio covenants for the fiscal quarter ending September 30, 2008.

In addition, pursuant to the July 2008 amendment, until such time as the Company has delivered evidence satisfactory to the administrative agent that it has timely filed its Form 10-K for the fiscal year ending December 31, 2008 and that the company is in compliance with all financial covenants in the Bank Credit Facility, including the leverage ratio and fixed charge coverage ratio, for the fiscal year ending December 31, 2008, and provided the Company is not then otherwise in default under the Bank Credit Facility:

•
the Company must maintain liquidity of not less than $50.0 million, composed of availability under the Bank Credit Facility plus up to not more than $50.0 million in unrestricted cash and cash equivalents (tested as of the end of each calendar month), and any unrestricted cash and cash equivalents in excess of $50.0 million must be used to pay down the outstanding borrowings under the Bank Credit Facility;

•
the Company is generally prohibited from declaring or making directly or indirectly any payment in the form of a stock repurchase or payment of a cash dividend or from incurring any obligation to do so; and

•
the borrowing rate in US dollars, which was increased effective as of February 1, 2008, will remain LIBOR plus 2.75% or the Base Rate (the higher of the Federal Funds Rate plus 0.50% and Prime) plus 1.25% (through the end of the then-current interest period).

From and after the July 2008 amendment, the Company will continue to owe and pay fees on the unused amount available under the Bank Credit Facility as if the maximum outstanding amount was $160.0 million. Prior to the July 2008 amendment, fees on the unused amount were based on a $250.0 million outstanding maximum amount. The Company paid the lenders an aggregate fee of approximately $0.8 million for entering into this amendment.

At December 31, 2007, the Company was not in compliance with the following financial covenants in the Bank Credit Facility: leverage ratio (the ratio of consolidated EBITDA to total funded indebtedness of 4.25 as defined in the Bank Credit Facility) and fixed charge coverage ratio (the ratio of consolidated EBITDAR to fixed charges of 1.75 as defined in the Bank Credit Facility). Non-compliance was largely due to additional anticipated charges related to losses on financial guarantees relating to the Company’s Germany communities as described below, which were identified during the 2007 audit that the Company is in the process of completing. Additionally, as these financial covenants are based on a rolling, four-quarter test, the Company does not expect to be in compliance with these financial covenants for the first three quarters of 2008. No assurance can be given that the Company will be in compliance with these covenants for the quarter ending on December 31, 2008.

During 2007, the Company continued to provide pre-opening and management services to the Company’s communities in Germany (eight communities at December 31, 2007). In connection with the development of these communities, the Company provided operating deficit guarantees to cover cash shortfalls until the communities reach stabilization. These communities have not performed as well as originally expected. As previously disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the Company recorded a pre-tax charge in 2006 of $50.0 million as the Company did not expect full repayment of the loans from the funding. For 2007, the Company now expects to record an additional $16.0 million pre-tax charge based on changes in expected future cash flows. The Company’s estimates underlying the pre-tax charge include certain assumptions as to lease-up of the communities. To the extent that such lease up is slower than the Company’s projections, the Company could incur significant additional pre-tax charges in subsequent periods as the Company would be required to fund additional amounts under the operating deficit guarantees. Through June 30, 2008, the Company has funded $37.0 million under these guarantees and other loans. The Company expects to fund an additional $62.0 million through 2012, the date at which the Company estimates no further funding will be required.

As of June 30, 2008, the Company had outstanding borrowings of $75.0 million, outstanding letters of credit of $26.3 million and borrowing availability of approximately $58.7 million under the Bank Credit Facility. Taking into account the new liquidity covenants included in the July 2008 amendment to the Bank Credit Facility described above, Sunrise’s believes this availability and unrestricted cash balances of approximately $75.0 million at June 30, 2008 will be sufficient to support our operations over the next twelve months.

The Company anticipates filing its 2007 Form 10-K and its first and second quarter 2008 Form 10-Qs by July 31, 2008, August 20, 2008 and September 10, 2008, respectively, as specified in its amended Bank Credit Facility. Any failure by the Company to furnish the administrative agent with the financial information required to be furnished under the credit agreement within the timeframes set forth in the amendment will automatically constitute an event of default under the credit agreement. In the event of such an event of default, the lenders may exercise their rights to accelerate the payment of all amounts then outstanding under the credit agreement and require the Company to replace or provide cash collateral for the outstanding letters of credit, or pursue further modifications with respect to the credit facility.

From time to time, the Company has had customary commercial banking relationships with certain of the lenders under its Bank Credit Facility, including other commercial lending and banking arrangements. In addition, the Company has engaged and may in the future engage, from time to time, one or more of the lenders or their affiliates to provide investment banking and other advisory and financial services to the Company.

Item 2.02. Results of Operations and Financial Condition.

Restatement Related to Accounting for Lease Payments and Non-Refundable Entrance Fees for Two Continuing Care Retirement Communities

In the 2007 financial statements, the Company will revise how it accounts for lease payments and non-refundable entrance fees for two continuing care retirement communities. The impact to beginning retained earnings at January 1, 2005 is expected to be approximately $7.5 million, and the impact to 2005 and 2006 net income is expected to be approximately $4.0 million and $5.1 million, respectively. The Company will report these adjustments by correcting the prior-period financial statements in accordance with Statement of Financial Accounting Standards Number 154, Accounting Changes and Error Corrections.

* * *

Certain matters discussed in this Form 8-K may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, completion of the Company's 2007 Form 10-K; the time needed for Sunrise to prepare and file its Form 10-Q for the quarters ending March 31, 2008 and June 30, 2008 and Form 10-Qs for the first three quarters of 2007 and for Ernst & Young to complete its reviews of the Form 10-Qs; the outcome of the SEC's investigation; the outcomes of pending putative class action and derivative litigation; the outcome of the Trinity OIG investigation and qui tam proceeding; the outcome of the IRS audit of the Company's tax return for the tax years ended December 31, 2006 and employment tax returns for 2004, 2005 and 2006; the outcome of the exploration of strategic alternatives; the Company's ability to comply with the terms of the amendment of its bank credit facility or to obtain a further extension of the period for providing the lenders with required financial information and for complying with certain financial covenants; Sunrise’s ability to continue to recognize income from refinancings and sales of communities by ventures; risk of changes in Sunrise’s critical accounting estimates; risk of further write-downs or impairments of its assets; risk of future fundings of guarantees and other support arrangements to some of its ventures, lenders to the ventures or third party owners; risk of declining occupancies in existing communities or slower than expected leasing of new communities; risk resulting from any international expansion; risk associated with any new service offerings; development and construction risks; risks associated with past or any future acquisition; compliance with government regulations; risk of new legislation or regulatory developments; business conditions; competition; changes in interest rates; unanticipated expenses; market factors that could affect the value of the Company's properties; the risks of downturns in general economic conditions; availability of financing for development; and other risks detailed in the Company's latest annual report on Form 10-K filed with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC. (Registrant)

Date: July 29, 2008	By:	/s/ Richard J. Nadeau
Richard J. Nadeau Chief Financial Officer